Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-256403 and 333-264156 ) pertaining to the Global-E Online Ltd. 2013 Share Option Plan and Global-E Online Ltd. 2021 Share Incentive Plan of our reports dated March 31, 2023 with respect to the consolidated financial statements of Global-e Online Ltd. and the effectiveness of internal control over financial reporting of Global-e Online Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Kost Forer Gabbay & Kasierer
March 31, 2023	Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of EY Global